UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 3, 2008
ZIX CORPORATION
(Exact name of registrant as specified in its charter)

Texas	0-17995	75-2216818
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2711 North Haskell Avenue
Suite 2200, LB 36
Dallas, Texas 75204-2960
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (214) 370-2000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
     Set forth below is substantially the text of the remarks that Richard D. Spurr, the Registrant’s Chairman, Chief Executive Officer and President will deliver at the Registrant’s 2008 Annual Meeting of Shareholders to be held later today, June 3, 2008, beginning at 10:00 a.m. Central time.
     “Good morning.
     Let me share my perspective on the current state of your company. ZixCorp is in as strong a position as it’s ever been, both financially and strategically. We’ve made significant progress to date in the development of the company, while at the same time we are poised for what we believe will be exciting growth in the markets we are currently targeting. Regarding our past accomplishments, in the first quarter of this year, we had record revenues, record gross margins, and record new orders for our Email Encryption business. More importantly, we achieved the company’s first ever quarter for positive cash flow from its operations, which is obviously the most basic measure of a company’s long-term stability and sustainability. Because both businesses are offered on a subscription basis, our revenues and cash collections are recurring and predictable, which further adds to the stability of the company. Looking forward, we are reaffirming previous Q2 guidance for revenues of $6.8 to $7.0 million, ending cash of $12.6 to $12.9 million, and e-prescribing deployments of approximately 100. All of this success means that we have built a solid foundation for continued strong growth.
     This strong financial platform will allow us to leverage the enviable strategic position we have created. We are a provider of applications that require high security offered through a Software as a Service, or SaaS, model. A number of recognized industry leaders have recently espoused the virtues of the SaaS model, and ZixCorp is the only provider of such hosted services in our two core businesses – Email Encryption and e-Prescribing. With the increasing recognition of the efficiency, manageability, scalability, and security of applications offered in a SaaS model, we believe we are well-positioned for success and industry leaderships in these two businesses.
     In our Email Encryption business, the SaaS model means that our service is easy-to-deploy and maintain, and offers a lower total cost of ownership, as well as unparalleled availability, reliability, integrity and scalability. ZixCorp was founded as a SaaS company, and, as the only true SaaS vendor in the Email Encryption market today, we are uniquely positioned to partner with some of the leading technology companies, such as Google. In addition to the SaaS model, our key differentiator, which would be extremely hard to replicate, is the underlying architecture of our service. This design enables sharing of identities, of which we now have more than 11 million in our ZixDirectory, as we announced yesterday, growing at an average of 70,000 new addresses per week. No other system allows for the seamless sharing of these identities; rather, they operate in silos with no interoperability. It just doesn’t make sense to build a system that way. It’s clearly not scalable or conducive to achieving the ultimate goal in protecting sensitive email communication, which is having everything under-the-covers and completely transparent to both sender and receiver. For anyone to try and duplicate what we have created, no matter how deep their pockets might be, they would need to start from scratch and, after re-architecting the system, build up their directory of identities. We would have a significant head start, as well as having already secured relationships with many of the most influential partners, customers and institutions in our targeted verticals, so we are in a strong position in this business.
     Our Email Encryption business has been the primary driver for the overall financial improvement in the company. Because of the largely fixed cost nature of this business, revenue growth has led to increasing margins and cash flow, so we remain focused on maintaining and enhancing the performance of the business through an emphasis on topline growth. While we continue to add to and improve the quality of our direct sales force, a critical part of our growth is the development of new distribution channels; namely, our OEM partners. We ended the year 2007 with 4 such partners in place, the most prominent one being Google. Already in 2008, we have added two new and exciting OEM partners, one of which I can reveal today. One of these new partners is MessageLabs, widely recognized as the leader in the messaging and web security market with 18,000 customers worldwide. We’ve been selected and have a signed contract with them.  This addition now gives us the two largest SaaS email security providers in the industry and puts us in a strong position to accelerate growth in our Email Encryption business.  We hope to name the second new partner in the near future. With the progress of the existing partners, who are contributing to our financial performance today, along with the potential from these new partners who will be ramping up over the course of this year, we believe that the partner channel can make a significant contribution to the performance of this business towards the end of this year and in subsequent years.
     Our other core business, e-Prescribing, also appears to be on the verge of exciting developments. We have established programs in 11 states with our 8 payor sponsors, and we are in discussions with most of them regarding expanding their current programs, as well as targeting new customer relationships. With the results showing impressive cost savings and safety improvements, we believe the support exists for larger scale programs which could potentially move the entire industry. In addition to the benefits of e-prescribing, our customers also appreciate the power and strategic value of the real-time connection to physicians at the point-of-care that we are building with this platform. They see that the ability to deliver real-time, patient-specific information to physicians as they are making clinical decisions has the ability to revolutionize the delivery of healthcare in this country and greatly improve the quality and efficiency of the system, which understandably excites them as well as us.
     We have proven results in getting physician adoption and utilization of e-prescribing, especially by doctors who practice in offices of 5 or less, which make up 75% of the primary care physicians in the country. This success, along with the demonstrated impact on the quality and cost of care by those physicians, has made us the recognized leader in this space. As many of you know, Congress is currently debating legislation to promote the widespread adoption of this technology, which could fundamentally change the industry, should it become law. The situation remains fluid, but recent proposals contain elements that we believe could significantly accelerate the potential impact on physician adoption, and therefore on vendors like us. Our current customers have indicated that such legislation would, in fact, have a positive impact on their own plans, so we could see benefit immediately. Moreover, the framework that is emerging fits particularly well with our overall payor-based strategy, so we are exceptionally well-positioned to take advantage of these developments. Even with the potential for new competition, we believe, due to our current leadership position and strong relationships with major payor customers, that this legislation would be a tremendous boost to the industry and would be a very positive development for the company.
     I hope you share our excitement about the future of this company. In the three years since I became CEO, ZixCorp has come a long way in fortifying a stable financial foundation from which we intend to grow. We continue to remain focused on executing against our goals and growing each core business. Our successful go-to-market strategies, Software as a Service delivery mechanism, superior technology and infrastructure, talented management team and our strong customer partnerships will be the drivers for the continued success of the company and our ability to deliver value to our shareholders.
     I would like to thank you, our shareholders, for your continued interest and support, and I look forward to providing futures updates on our progress. I’d be happy to take any questions from the audience if you have them. Thanks.”
     Mr. Spurr’s remarks, including his responses to questions posed at the Annual Meeting of Shareholders, may include certain forward-looking statements that are based on the current beliefs of, or the assumptions made by, or information currently available to the Registrant’s management. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including: any projections of future business, market share, earnings, revenues, or other financial items; any statements of the plans, strategies, and objectives of management for future operations; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “will,” “predict,” “project,” “forecast,” “plan,” “should,” “could,” “goal,” “estimate,” “intend,” “continue,” “believe,” “expect,” “outlook,” “anticipate,” “hope,” “objective,” and other similar expressions. The Registrant’s actual results, performance, prospects or opportunities in 2008 and beyond could differ materially from those expressed in or implied by these statements. Information concerning risk factors that could allow actual results to differ materially from those expressed in or implied by these forward-looking statements is contained in the Registrant’s filings with the Securities and Exchange Commission. Except as required by federal securities regulations, the Registrant does not intend, and undertakes no obligation, to update or revise any such forward-looking statements.

SIGNATURES
          Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIX CORPORATION
Date: June 3, 2008	By:	/s/ Ronald A. Woessner
Ronald A. Woessner
Senior Vice President and Corporate Secretary

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